Exhibit 99.1

Edgen Group Inc.

18444 Highland Road

Baton Rouge, Louisiana 70809

March 05, 2012

PRIVATE AND CONFIDENTIAL

Spears & Associates, Inc.

8908 South Yale, Suite 440

Tulsa, Oklahoma 74137

USA

Re: Consent to use data extracted from “Drilling and Production Outlook”, March 2012

Dear Sir or Madam:

Edgen Group Inc. (the “Company”) is drafting a filing to be submitted to the Securities and Exchange Commission. We request your consent to cite, in the filing and all amendments thereto, certain statements and data (together, the “Data”) contained in the Drilling and Production Outlook, March 2012 edition. Furthermore, we also request to cite Spears & Associates, Inc. as the source of such Data. Please note that this data may be updated to conform to the effective date of the Registration Statement.

If this is acceptable, please indicate your consent to our use of the Data by countersigning this letter. Please email the executed consent to Michael Fischette at michael.fischette@dechert.com, and return the original executed consent to Michael Fischette at Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104. Please call the Michael Fischette of Dechert LLP, counsel to the Company, at (215) 994-4000 with any questions you may have.

Sincerely,

Edgen Group Inc.

/s/ David L. Laxton, III
David L. Laxton, III, Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ John Spears
Name:	John Spears
Title:	President
Date:	6 March 2012